PRESS RELEASE

FOR IMMEDIATE RELEASE

OM GROUP DELAYS 2003 10-K FILING, ANTICIPATES RESTATING FINANCIAL
STATEMENTS FOR 1999 — 2003

Cleveland, OH, March 16, 2004 — OM Group, Inc. (NYSE: OMG) announced today that it anticipates restating its financial statements for 1999 through 2003 as the result of an independent investigation being completed by the audit committee of the company’s board of directors regarding inventory issues. Although the exact amounts of the adjustments are not known at this point, it is expected that the adjustments will negatively affect earnings in 1999, 2000 and 2001 while positively affecting results in 2002 and 2003. This is because most of the adjustments in 1999, 2000 and 2001 will represent amounts previously written off during 2002 and 2003. The company expects that the aggregate reduction in retained earnings as of September 30, 2003, should not exceed $25 million. Accordingly, these financial statements and the related independent auditors’ reports, which are included in public filings made by the company with the SEC, and the independent auditors’ completed interim review, should no longer be relied upon. The restatement does not affect the company’s operating results for 2004 or its cash position.

The company’s filing of its Form 10-K for the year ended December 31, 2003 will be delayed until details of the restatement are completed and the company resolves the issues raised by the SEC comments on previous company filings.

On February 17, 2004, the company reported it was delaying the announcement of its 2003 fourth quarter and full-year results because it was in the process of responding to comments from the staff of the SEC relating to previous company filings with the SEC. The SEC staff’s comments include issues regarding application of accounting standards related to the valuation of inventory. Some of the adjustments to be included in the restatement impact the company’s responses to the SEC staff’s comments. Also, the company previously reported it is considering the preferability of changing to the FIFO method of inventory valuation. The company is still in the process of responding to the SEC staff’s comments.

The company is discussing these matters with the lenders participating in its revolving credit facility. The company currently has no borrowings under that facility.

Delay in filing the 2003 Form 10-K may also permit the trustee or noteholders to deliver a notice of default under the indenture relating to the company’s $400 million of public debt. If such a notice is delivered and the company does not file its 2003 Form 10-K within 60 days of the notice, then the trustee or noteholders would have the right, but would not be obligated, to accelerate the public debt. The company does not know if such a notice will be delivered.

James P. Mooney, chairman and chief executive officer, stated, “Our operating team is continuing to focus on business opportunities associated with current strong market conditions. Metal prices for cobalt and nickel remain high and demand in many of our end markets is strong. Although offset to some extent by the strong Euro, these factors should result in significantly higher sales, improved margins and increased operating profit for the first quarter of 2004 as compared to the same period a year ago. We will provide more details regarding our expectations for 2004 when we report our 2003 earnings.”

ABOUT OM GROUP, INC.

OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at www.omgi.com.

For more information contact — Greg Griffith, Director of Investor Relations, 216-263-7455.

FORWARD LOOKING STATEMENTS

The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the final adjustments to be made as part of the restatement of prior years’ financial statements; the effect of such restatement, or our inability to meet our SEC filing obligations on a timely basis, upon funding availability under our credit facilities or upon outstanding debt obligations; the price and supply of raw materials, particularly cobalt and nickel; the demand for metal-based specialty chemicals and products in the company’s markets; the effect of fluctuations in currency exchange rates on the company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the potential impact of an adverse result of the shareholder class action lawsuits filed against the company and certain of its executives; and the general level of global economic activity and demand for the company’s products.

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